As filed with the Securities and Exchange Commission on September 20, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Buckeye GP Holdings L.P.

(Exact name of registrant as specified in its charter)

Delaware	11-3776228
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania  18031

(610) 904-4000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Stephen C. Muther

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania  18031

(610) 904-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Charles E. Carpenter

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

(212) 237-0219

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Units representing limited partner interests	17,800,000	$29.99	$533,822,000	$16,389

(1)             Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)             Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for our common units on September 18, 2007, as reported on the New York Stock Exchange.

(3)             $4,752 of the filing fee previously paid relating to the registration statement on Form S-1 of Buckeye GP Holdings L.P., Commission File No. 333-133433, initially filed on April 20, 2006, is offset against the total filing fee for securities offered on this registration statement pursuant to Rule 457(p).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said 8(a), may determine.

Prospectus

Subject to completion, dated September 20, 2007

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The Selling Unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Buckeye GP Holdings L.P.

17,800,000 Common Units

Up to 17,800,000 common units representing limited partner interests in us may be offered and sold from time to time by the selling unitholders named in this prospectus or in any supplement to this prospectus. The selling unitholders may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The common units covered by this prospectus may be sold at market prices prevailing at the time or at negotiated prices. We will not receive any proceeds from the sale of the common units by the selling unitholders.

Our common units are listed for trading on the New York Stock Exchange under the ticker symbol “BGH.”

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. Please read “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein and therein before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2007.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling unitholders may, from time to time, sell up to 17,800,000 common units.

This prospectus provides you with a general description of us and the common units that may be offered by the selling unitholders. In connection with any offer or sale of common units by the selling unitholders under this prospectus, the selling unitholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling unitholders, the terms of the applicable offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus, “we,” “us,” “our” and the “Company” mean Buckeye GP Holdings L.P. and its wholly owned subsidiaries. As used in this prospectus, “Buckeye” means Buckeye Partners, L.P. and its consolidated subsidiaries.

BUCKEYE GP HOLDINGS L.P.

We are a publicly traded limited partnership that was formed in June 2006 (NYSE symbol: BGH). Our only business is the ownership and control of Buckeye GP LLC, or Buckeye GP, which is the general partner of Buckeye Partners, L.P. (NYSE symbol:  BPL). Buckeye is a publicly traded Delaware limited partnership and is principally engaged in the transportation, terminalling and storage of petroleum products in the United States for major integrated oil companies, large refined products marketing companies and major-end users of petroleum products on a fee basis through facilities that Buckeye owns and operates.

Buckeye GP owns an approximate 0.6% general partner interest in Buckeye, together with all of the incentive distribution rights in Buckeye. Buckeye GP also owns 100% of and controls MainLine GP, Inc. which, together with Buckeye GP, owns 100% of and controls MainLine L.P., or MainLine. MainLine is the general partner of, and owns an approximate 1% interest in, certain of Buckeye’s operating subsidiaries. Our primary cash-generating assets are our general partner interests in Buckeye, which consist of (i) general partner units, or GP units, in Buckeye, (ii) the incentive distribution rights in Buckeye, and (iii) approximate one percent general partner interests in Buckeye’s subsidiary operating partnerships. The incentive distribution rights entitle us to receive incentive distributions based upon the amount of quarterly cash distributions that Buckeye pays to its limited partners. As the amount of cash distributions paid by Buckeye to its limited partners meets certain target distribution levels, we receive payments equal to an increasing percentage of such cash distributions. Buckeye’s most recent quarterly cash distribution was in excess of the highest distribution level.

Our limited partnership units are owned approximately 62% by affiliates of ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”)and Lehman Brothers Holdings Inc. (“Lehman Brothers”),  approximately 37% by the public and approximately 1% by certain members of senior management. MainLine Management LLC, a Delaware limited liability company (“MainLine Management”), is our general partner, and is wholly-owned by ArcLight, Kelso and Lehman Brothers.

Our principal executive offices are located at Five TEK Park, 9999 Hamilton Blvd., Breinigsville, Pennsylvania 18031 and our telephone number is (610) 904-4000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects” and other similar expressions. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in such forward-looking statements included in this report.

The following are among the important factors that could cause future results to differ materially from any projected, forecasted, estimated or budgeted amounts we have discussed in this report:

•       our ability to pay distributions to our unitholders;

•       our expected receipt of distributions and incentive distributions from Buckeye;

•       anticipated trends in Buckeye’s business;

•       price trends and overall demand for petroleum products in the United States in general and in Buckeye’s service areas in particular (which may be affected by economic activity, weather, alternative energy sources, conservation and technological advances);

•       changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of Buckeye’s tariff rates;

•       liability for environmental claims;

•       security issues affecting Buckeye’s assets, including, among others, potential damage to its assets caused by acts of war or terrorism;

•       unanticipated capital expenditures and operating expenses to repair or replace Buckeye’s assets;

•       availability and cost of insurance on Buckeye’s assets and operations;

•       Buckeye’s ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations;

•       expansion in the operations of Buckeye’s competitors;

•       Buckeye’s ability to integrate any acquired operations into its existing operations;

•       shut-downs or cutbacks at major refineries that use Buckeye’s services;

•       deterioration in Buckeye’s labor relations;

•       changes in real property tax assessments;

•       disruptions to the air travel system;

•       interest rate fluctuations and other capital market conditions;

•       our future results of operations;

•       our liquidity and ability to finance our activities;

•       market conditions in Buckeye’s industry;

•       conflicts of interest between Buckeye, its general partner and us;

•       the treatment of Buckeye or us as a corporation for federal income tax purposes or if we or Buckeye become subject to entity-level taxation for state tax purposes; and

•       the impact of governmental legislation and regulation on us and Buckeye.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, we do not assume responsibility for the accuracy and completeness of such statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, including those described in the “Risk Factors” section of this prospectus. We will not update these statements unless the securities laws require us to do so.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors described below, the risk factors included in our most-recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents or described below were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment

The tax treatment of our structure is subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The U.S. federal income tax treatment of common unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury Regulations and other modifications and interpretations. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation (referred to as the “Qualifying Income Exception”), affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Internal Revenue Code section 7704(d). It is possible that these efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us. We are unable to predict whether any of these changes, or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees.”

The sale or exchange of 50% or more of our capital and profits interests or Buckeye’s capital and profits interests within a twelve-month period will result in the termination of our partnership or Buckeye’s partnership for federal income tax purposes. Moreover, the transactions surrounding our formation and this offering may cause a termination of Buckeye’s partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if, within a twelve-month period, there is a sale or exchange of 50% or more of the total interests in our capital and profits. Likewise, Buckeye will be considered to have terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Buckeye’s capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders which would result in us filing two tax returns (and our withholders could receive two Schedule K-1s) for one fiscal year. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination, or the termination of Buckeye, currently would not affect our classification, or the classification of Buckeye, as a partnership for federal income tax purposes, but instead, we or Buckeye would be treated as a new partnership for tax purposes. If treated as a new partnership, we or Buckeye, as the case may be, must make new tax elections and could be subject to penalties if we or Buckeye were unable to determine that a termination occurred. Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

The sales pursuant to this prospectus may, when aggregated with the public trading of our common units, represent a sale or exchange of more than a 50% interest in our capital and profits, causing a termination of our partnership. In order to determine whether a sale or exchange of 50% or more of our capital and profits interests has occurred, we review all information available related to transactions involving transfers of our interests, including reported transfers of our units by our affiliates and sales of our common units pursuant to trading activity in the public markets; however, the information available does not provide all of the information necessary to make a definitive determination, on a current basis, of whether there have been sales and exchanges of 50% or more of our capital and profits interests within the prior twelve-month period, and we may not have all of the information necessary to make this determination until several months following the time of the transfers that would cause the 50% threshold to be exceeded.

USE OF PROCEEDS

The common units to be offered and sold pursuant to this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of common units by the selling unitholders.

DESCRIPTION OF OUR COMMON UNITS

Common Units

Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and preferences of holders of our common units and management units in our distributions, please read “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.”

Our common units are listed for trading on the New York Stock Exchange under the symbol “BGH.”

Transfer Agent and Registrar

Duties.   Computershare Trust Company N.A. serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of our common units except the following fees that are paid by unitholders:

•       surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•       special charges for services requested by a holder of a common unit; and

•       other similar fees or charges.

There is no charge to holders for disbursements of our cash distributions. We have agreed to indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.   The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

•       represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•       automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•       gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Management Units

In addition to the common units, we have 530,353 management units outstanding. Each management unit represents a limited partner interest in us and is entitled to receive quarterly cash distributions in the same amount and at the same time as the quarterly cash distributions we make on each common unit. Each management unit is allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis with each common unit, and each management unit is entitled to receive distributions upon liquidation in the same manner and at the same time as each common unit. Each management unit is convertible into one common unit at the election of the holder of the management unit.

Comparison of Rights of Holders of Buckeye’s LP Units and Our Common Units

Our common units and Buckeye’s LP units representing limited partner interests are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Buckeye’s LP units are likely to follow generally similar trends, the trading prices may diverge because, among other things, we participate in Buckeye’s GP unit distributions and the incentive distributions, and Buckeye’s limited partners do not.

The following table compares certain features of Buckeye’s LP units and our common units.

	Buckeye’s LP Units	Our Common Units
Distributions

Buckeye has historically made quarterly distributions to its partners of its cash, less certain reserves for expenses and other uses of cash, including reimbursement of expenses owed to its general partner.

We have historically made quarterly distributions equal to the cash we receive from our Buckeye distributions, less certain reserves for expenses and other uses of cash. Our general partner owns a non-economic general partner interest, but owns common units equal to a 0.01% economic interest in us and is entitled to receive 0.01% of any distributions from us, and our capital structure does not include incentive rights. Therefore, our distributions are allocated exclusively to our units including those owned by our general partner.

Taxation of Entity	Buckeye is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

Buckeye expects that holders of its LP units, other than us, will benefit for a period of time from tax basis adjustments and remedial allocations of deductions so that they will be allocated a relatively small amount of federal taxable income compared to the cash distributed to them.

We also expect that holders of our units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions. However, our ownership of incentive distribution rights will cause more taxable income to be allocated to us. If Buckeye is successful in increasing distributions over time, our income allocations from the incentive distribution rights will increase and, therefore, our ratio of federal taxable income to cash distributions will increase.

	Buckeye LP unitholders will receive Schedule K-1’s from Buckeye reflecting the unitholders’ share of Buckeye’s items of income, gain, loss and deduction at the end of each fiscal year.	Similarly, holders of our units also will receive Schedule K-1’s from us reflecting the unitholders’ share of our items of income, gain, loss and deduction at the end of each fiscal year.
Source of Cash Flow	Buckeye may, generally, engage in acquisition and development activities that expand its business and operations.

Our cash-generating assets consist of our general partner interests in Buckeye and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is directly dependent upon the performance of Buckeye.

Limitation on Issuance of
Additional Units	Buckeye may issue an unlimited number of additional partnership interests and other equity securities without obtaining its unitholders’ approval.	We may issue an unlimited number of additional partnership interests and other equity securities without obtaining our unitholders’ approval.

Voting

Certain significant decisions require approval by a “Majority Interest” of LP units, which may be cast either in person or by proxy. A “Majority Interest” requires approval by the vote of a majority of the outstanding LP units. These significant decisions include, among other things, certain amendments to Buckeye’s partnership agreement.

Our common units and management units vote together as a single class. Certain significant decisions require approval by a majority of our outstanding units, which may be voted either in person or by proxy. These significant decisions include, among other things:

•  merger of our company or the sale of all or substantially all of our assets; and

• certain amendments to our partnership agreement.
	For more information, please read “Material Provisions of the Partnership Agreement of Buckeye Partners, L.P.—Meetings; Voting.”	For more information, please read “Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Meetings; Voting.”
Election, Appointment and Removal of General
Partner and Directors	Buckeye LP unitholders do not elect the directors of Buckeye GP LLC. Instead, these directors are appointed by us, as the sole member of Buckeye GP LLC.

Similarly, our unitholders do not elect the directors of MainLine Management LLC, our general partner. Instead, these directors are appointed by BGH GP Holdings, LLC as sole member of our general partner.

Buckeye’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding LP units, including units held by Buckeye’s general partner and its affiliates, and Buckeye receives an opinion of counsel regarding limited liability and tax matters.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters.

Preemptive Rights to
Acquire Securities	Buckeye limited partners do not have preemptive rights.	Similarly, our unitholders do not have preemptive rights.

Liquidation	Buckeye will dissolve upon any of the following:	We will dissolve upon any of the following:
	• expiration of the term of Buckeye, which is scheduled to occur December 31,2086;	• the election of our general partner to dissolve our company, if approved by the holders of not less than 66 2/3% of our units;
	• the election of Buckeye’s general partner to dissolve Buckeye, if approved by the holders of not less than 66 2/3% of the Buckeye units;	• the sale, exchange or other disposition of all or substantially all of our assets and properties and those of our subsidiaries;
	• the withdrawal of Buckeye’s general partner unless a successor is appointed prior to such withdrawal; and	• the entry of a decree of judicial dissolution of our company; and

•  bankruptcy or dissolution of Buckeye’s general partner or any other event that results in its ceasing to be Buckeye’s general partner other than by reason of its withdrawal or removal in accordance with Buckeye’s partnership agreement.

•  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

HOW WE MAKE CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions and an explanation of our sources of distributable cash.

General

Our partnership agreement requires that, within 75 days after the end of each quarter, we distribute all of our available cash to the holders of record of our common units and management units on the applicable record date.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter, less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

•       satisfy general, administrative and other expenses and debt service requirements;

•       permit Buckeye GP LLC or MainLine to make capital contributions to Buckeye or the operating partnerships if we choose to maintain our general partner interests upon the issuance of additional partnership securities by Buckeye or capital contributions by Buckeye to the operating partnerships;

•       comply with applicable law or any debt instrument or other agreement;

•       provide funds for distributions to unitholders in respect of any one or more of the next four quarters; and

•       otherwise provide for the proper conduct of our business.

Units Eligible for Distributions

We have 27,769,647 common units and 530,353 management units outstanding. Each common unit and management unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis, and each unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit. Each management unit is convertible into one common unit at the election of the holder of the management unit.

General Partner Interest

Our general partner owns a non-economic, managing general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may own common units or other equity securities in us and is entitled to receive cash distributions on any such interests. Our general partner currently owns 2,830 common units and is entitled to receive distributions and allocations on these common units in the same manner as the owners of other common units.

Adjustments to Capital Accounts

We will make adjustments to capital accounts of the common units upon the issuance of additional common units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the holders of common and management units and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Our Sources of Distributable Cash

Our primary cash-generating assets are our general partner interests, including the incentive distribution rights, in Buckeye. Therefore, our cash flow and resulting ability to make distributions is completely dependent upon the ability of Buckeye to make distributions in respect of those interests. The actual amount of cash that Buckeye will have available for distribution will primarily depend on the amount of cash it generates from its operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

•       the level of capital expenditures Buckeye makes;

•       the availability, if any, and cost of acquisitions;

•       debt service requirements;

•       fluctuations in working capital needs;

•       Buckeye’s ability to borrow under its revolving credit agreement to make distributions;

•       prevailing economic conditions; and

•       the amount, if any, of cash reserves established by Buckeye’s general partner in its discretion for the proper conduct of Buckeye’s business.

Our Interest in Buckeye

Our cash flows consist of distributions from Buckeye on the general partner interests we own, which consist of the following:

•       243,914 GP units in Buckeye;

•       the incentive distribution rights described below; and

•        approximately a 1% general partner interest in each of the following Buckeye subsidiaries:

•        Buckeye Pipe Line Company, L.P.

•        Laurel Pipe Line Company, L.P.

•        Everglades Pipe Line Company, L.P.

•        Buckeye Pipe Line Holdings, L.P.

We also own 80,000 LP units, representing a de minimis limited partner interest in Buckeye.

Incentive Distribution Rights

The right of Buckeye GP LLC, our wholly owned subsidiary, to receive incentive distributions is a general partner interest which provides that if a quarterly cash distribution to Buckeye’s LP units exceeds a target of $0.325 per LP unit, Buckeye will pay Buckeye GP LLC, for each outstanding LP unit (other than 2,573,146 LP units described below), an incentive distribution equal to:

(1)         15% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.325 but is not more than $0.35, plus

(2)         25% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.35 but is not more than $0.375, plus

(3)         30% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.375 but is not more than $0.40, plus

(4)         35% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.40 but is not more than $0.425, plus

(5)         40% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.425 but is not more than $0.525, plus

(6)         45% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.525.

Our incentive distribution rights in Buckeye are expressed in a different manner from those in most other publicly traded partnerships. While incentive distribution rights in a typical publicly traded partnership are expressed as a percentage of total distributions from the partnership to all partners (the limited partner unit distributions, the general partner distributions, and the incentive distributions), our incentive distributions are expressed as a percentage of the cash distributions made to the limited partners of Buckeye in respect of their LP units. Moreover, 2,573,146 LP units originally issued by Buckeye to Buckeye Pipe Line Services Company, are not eligible for calculating our incentive distributions. Accordingly, when we say that we receive up to 45% of the amount of cash distributed by Buckeye with respect to eligible LP units, this means that we receive up to 45% of the amount of incremental cash distributed above the highest target distribution level ($0.525 per LP unit) to Buckeye LP units excluding the 2,573,146 LP units. This results in us receiving incentive distributions equal to approximately 30% of the aggregate amount of distributions to Buckeye’s partners (including all LP units, GP units and the incentive distributions), above the highest target distribution level ($0.525 per LP unit). If Buckeye issues additional LP units, the LP units that are ineligible for incentive distributions will decrease as a percentage of total units of Buckeye, and the incentive distributions will result in a larger percentage (up to a hypothetical maximum of approximately 31%) of total distributions. The following table illustrates the percentage allocations of distributions among the owners of Buckeye, including us, at the target distribution levels.

	Distributions to Owners of LP Units	Distributions to Us as a Percentage of Total Distributions(2)
Buckeye Quarterly	as a Percentage of Total		Incentive
Distribution Per LP Unit	Distributions(1)	GP Units	Distributions
up to $0.325	99.4%	0.6%	0.0%
above $0.325 up to $0.350	87.2%	0.5%	12.3%
above $0.350 up to $0.375	80.6%	0.4%	19.0%
above $0.375 up to $0.400	77.6%	0.4%	21.9%
above $0.400 up to $0.425	74.9%	0.4%	24.7%
above $0.425 up to $0.525	72.4%	0.4%	27.2%
above $0.525	70.0%	0.4%	29.6%

(1)          Includes distributions made with respect to 80,000 LP units owned by us.

(2)          Excludes distributions made with respect to 80,000 LP units owned by us.

The table above excludes distributions made by Buckeye’s operating partnerships with respect to our approximate 1% general partner interest in such entities.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT
OF BUCKEYE GP HOLDINGS L.P.

The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P., which is referred to in this prospectus as our partnership agreement.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•       With regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units.”

•       With regard to distributions of available cash, please read “How We Make Cash Distributions.”

•       With regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration

We were formed on June 15, 2006 and have a perpetual existence.

Purpose

Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in Buckeye, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers under, our partnership agreement.

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•       to remove or replace our general partner,

•       to approve some amendments to our partnership agreement, or

•       to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in 19 states. If it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Generally, unitholders will be entitled to vote according to their percentage interests in us, and holders of a majority of our outstanding units, either in person or by proxy, constitute a quorum. Please read “—Meetings; Voting.”

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”
Dissolution	Two-thirds of our outstanding units. Please read “—Termination and Dissolution.”
Reconstitution upon dissolution	A majority of our outstanding units. Please read “—Termination and Dissolution.”
Withdrawal of our general partner

Under most circumstances, the approval of a majority of our outstanding units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to September 30, 2016 in a manner that would cause our dissolution. Please read “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Not less than 80% of our outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”
Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2016. Please read “—Transfer of General Partner Interests.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the common and management units are not entitled.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek approval of a majority of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments

No amendment may be made that would:

(1)         enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected, or

(2)         enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

(1)         a change in our name, the location of our principal place of business, our registered agent or its registered office,

(2)         the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement,

(3)         a change that our general partner determines is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

(4)         an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

(5)         an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities,

(6)         any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone,

(7)         an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement,

(8)         any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement,

(9)         a change in our fiscal year or taxable year and related changes,

(10)  a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, or

(11)  any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

(1)         do not adversely affect our limited partners (or any particular class of limited partners) in any material respect,

(2)         are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

(3)         are necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading,

(4)         are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement, or

(5)         are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Finally, our partnership agreement specifically permits our general partner to authorize Buckeye GP LLC to limit or modify its incentive rights if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)         the election of our general partner to dissolve us, if approved by 66 2/3% of our outstanding units,

(2)         there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law,

(3)         the entry of a decree of judicial dissolution of us, or

(4)         the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding units, subject to our receipt of an opinion of counsel to the effect that:

(1)         the action would not result in the loss of limited liability of any limited partner, and

(2)         neither we nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to September 30, 2016 without obtaining the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding units. The ownership of more than 20% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. The owner of our general partner currently owns a majority of our outstanding units.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to September 30, 2016 without the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters. At any time, the owner of our general partner may sell or transfer all or part of its membership interests in our general partner without the approval of the unitholders, subject to certain restrictions as described elsewhere in this prospectus. Please read “Certain Relationships and Related Transactions.”

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of our units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Unitholder Rights Plan

Our partnership agreement provides that our general partner, in its sole discretion, may at any time adopt a unitholder rights plan similar to a shareholder rights plan for corporations. If adopted, we would issue a dividend of one right to each holder of common or management units as of a record date to be established by our general partner. The rights would generally become exercisable if a third person or group acquires ownership in excess of a specified percentage of our common units or initiated a tender offer for in excess of that specified percentage percent of our common units. Upon such a triggering event, each right would initially entitle our unitholders to purchase a fractional share of a class of preferred units, which would convert into the right to purchase our common units. In such an event, all rights holders except such acquiring third person or group may exercise each right to purchase one common unit (or shares of the third-person acquirer in certain circumstances) at half of our common units’ then-current market price. The rights will also be redeemable by us for $0.01 per right. Further details of the rights plan will be outlined in a letter that will be mailed to holders of our common units as of the record date selected by our general partner upon adoption of any such plan.

If adopted, the rights will cause substantial dilution to any person or group that attempts to acquire us. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because the board of directors of our general partner can approve a redemption of the rights or a permitted offer, the rights, if adopted, should not interfere with a merger or other business combination approved by the board of directors of our general partner. By purchasing a common unit, you consent to the adoption of the rights agreement by our general partner.

Call Right

If at any time not more than 10% of the then-issued and outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of such a purchase will be the greater of:

(1)         the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased during the 90 day period preceding the date such notice is first mailed; and

(2)         the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by Buckeye’s subsidiaries that are regulated by the Federal Energy Regulatory Commission, or FERC, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our being a pass-through entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by Buckeye’s subsidiaries that are regulated by FERC, then our general partner may, in its sole discretion, adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•       obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant) and

•       permit our general partner to redeem the units held by any person who’s tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the lesser of:

•        the price paid by such unitholder for the relevant unit; and

•        the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Indemnification

Under our partnership agreement, in most circumstances, we agreed to indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•       our general partner,

•       any departing general partner,

•       any person who is or was an affiliate of our general partner or any departing general partner,

•       any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner,

•       any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person, or

•       any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•       a current list of the name and last known address of each partner,

•       a copy of our tax returns,

•       information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,

•       copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed,

•       information regarding the status of our business and financial condition, and

•       any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, or the Securities Act, and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registrations, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT
OF BUCKEYE PARTNERS, L.P.

The following is a summary of the material provisions of the partnership agreement of Buckeye Partners, L.P., which could impact our results of operations and those of Buckeye. Buckeye’s partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. Unless the context otherwise requires, references in this prospectus to the “Buckeye partnership agreement,” constitute references to the partnership agreement of Buckeye Partners, L.P.

We summarize provisions of the Buckeye partnership agreement relating to allocations of taxable income and taxable loss in “Material Tax Consequences.”

Organization and Duration

Buckeye was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.

Purpose

Buckeye’s purpose under its partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

Buckeye’s general partner is authorized in general to perform all acts deemed necessary to carry out Buckeye’s purposes and to conduct its business.

Power of Attorney

Each Buckeye limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to Buckeye’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for Buckeye’s qualification, continuance or dissolution. The power of attorney also grants Buckeye’s general partner the authority to amend, and to make consents and waivers under, the Buckeye partnership agreement.

Cash Distribution Policy

General

Buckeye’s partnership agreement does not require distributions to be made quarterly. Under the partnership agreement, Buckeye’s general partner, from time to time and not less than quarterly, is required to review Buckeye’s accounts to determine whether distributions are appropriate. Buckeye’s general partner is permitted to make such distributions as it, in its sole discretion, may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any Buckeye funds, including, without limitation, revenues, capital contributions or borrowed funds. Distributions are made concurrently to all record holders on the record date set for purposes of such distribution.

Incentive Distribution Rights

The Incentive Compensation Agreement between Buckeye GP LLC, our wholly owned subsidiary, and Buckeye provides that if a quarterly cash distribution to Buckeye’s LP units exceeds a target of $0.325 per LP unit, Buckeye will pay Buckeye GP LLC, for each outstanding LP unit (other than the 2,573,146 LP units initially issued to Buckeye Pipe Line Services Company), an incentive distribution equal to:

(1)         15% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.325 but is not more than $0.35, plus

(2)         25% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.35 but is not more than $0.375, plus

(3)         30% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.375 but is not more than $0.40, plus

(4)         35% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.40 but is not more than $0.425, plus

(5)         40% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.425 but is not more than $0.525, plus

(6)         45% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.525.

Distributions of Cash Upon Liquidation

If Buckeye dissolves in accordance with its partnership agreement, Buckeye will sell or otherwise dispose of its assets in a process called liquidation. Buckeye will first apply the proceeds of liquidation to the payment of its creditors. Buckeye will distribute any remaining proceeds to its unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Issuance of Additional Securities

The Buckeye partnership agreement authorizes Buckeye to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by Buckeye’s general partner in its sole discretion without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding LP units, Buckeye’s general partner is prohibited from causing Buckeye to issue any class or series of LP units having preferences or other special or senior rights over the previously outstanding LP units.

It is possible that Buckeye will fund acquisitions through the issuance of additional LP units or other equity securities. Holders of any additional LP units issued by Buckeye will be entitled to share equally with the then-existing holders of LP units, GP units and other securities in Buckeye’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of LP units in Buckeye’s net assets.

In accordance with Delaware law and the provisions of the Buckeye partnership agreement, Buckeye may also issue additional partnership interests that, in the sole discretion of Buckeye’s general partner, have special voting rights to which the LP units are not entitled.

Upon issuance of additional partnership interests in Buckeye, Buckeye’s general partner is required to make additional capital contributions of property with a value equal to 1/99th of the aggregate value of all capital contributions being made in respect of the additional partnership interests. If Buckeye’s general partner obtains an opinion of counsel that the failure to make such capital contribution would not result in Buckeye or the operating partnerships being treated as an association taxable as a corporation for federal income tax purposes then the general partner is not required to make such additional capital contributions. If Buckeye’s general partner does not make such additional capital contributions, its percentage interest will be reduced to reflect its percentage of the total capital contributed.

Amendment of the Buckeye Partnership Agreement

General

Amendments to the Buckeye partnership agreement may be proposed only by Buckeye’s general partner. To adopt a proposed amendment, other than the amendments discussed below, Buckeye’s general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the LP units, referred to as a “Majority Interest.”

Prohibited Amendments

Without the consent of at least a majority of the limited partners, Buckeye’s general partner may not amend the Buckeye partnership agreement unless the amendment, in the good faith opinion of the general partner, does not adversely affect the limited partners in any material respect.

Without the consent of two-thirds interest of the limited partners, Buckeye may not amend the Incentive Compensation Agreement unless the amendment, in the good faith opinion of Buckeye’s general partner, does not adversely affect the limited partners in any material respect.

No Unitholder Approval

Buckeye’s general partner may generally make amendments to the Buckeye partnership agreement without the approval of any limited partner or assignee to reflect:

(1)         a change in the name of Buckeye, the location of Buckeye’s principal place of business, Buckeye’s registered agent or its registered office;

(2)         the admission, substitution, withdrawal or removal of partners in accordance with Buckeye’s partnership agreement;

(3)         a change that Buckeye’s general partner deems appropriate or necessary for Buckeye to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Buckeye nor any of the operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

(4)         an amendment that is necessary, in the opinion of our counsel, to prevent Buckeye, any of the operating partnerships, or Buckeye GP LLC or its directors and officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

(5)         any other changes or events similar to any of the matters described in (1) through (4) above.

In addition, Buckeye’s general partner may make amendments to the Buckeye partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of Buckeye’s general partner reflect:

(1)         a change that in the good faith opinion of Buckeye’s general partner does not adversely affect the limited partners in any material respect;

(2)         a change to divide the outstanding Buckeye units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify Buckeye units in a manner than in the good faith opinion of Buckeye’s general partner does not adversely affect any class of limited partners in any material respect;

(3)         a change that Buckeye’s general partner in its sole discretion deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

(4)         a change that Buckeye’s general partner in its sole discretion deems appropriate or necessary to facilitate the trading of any Buckeye units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.

Opinion of Counsel and Unitholder Approval

No amendments to the Buckeye partnership agreement will become effective without the approval of holders of at least 80% of the LP units unless Buckeye obtains an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of its limited partners or cause Buckeye or any operating partnership to be treated as an association taxable as a corporation for federal income tax purposes.

Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of Buckeye limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

The Buckeye partnership agreement generally prohibits Buckeye’s general partner, without the prior approval of the holders of at least two-thirds of the outstanding LP units and Special Approval (as defined in the Buckeye partnership agreement), from causing Buckeye to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets. Buckeye’s general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Buckeye’s assets without that approval. Buckeye’s general partner may also sell all or substantially all of Buckeye’s assets under a foreclosure or other realization upon those encumbrances without that approval. The Buckeye partnership agreement generally prohibits Buckeye’s general partner from causing Buckeye to merge or consolidate, without prior Special Approval.

Termination and Dissolution

Buckeye will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under the Buckeye partnership agreement. Buckeye will dissolve upon:

(1)         the expiration of Buckeye’s term;

(2)         the withdrawal of Buckeye’s general partner unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

(3)         the bankruptcy or dissolution of Buckeye’s general partner, or any other event that results in its ceasing to be Buckeye’s general partner other than by reason of a withdrawal or removal or transfer of general partner interests by Buckeye’s general partner in accordance with the Buckeye partnership agreement; or

(4)         the election of Buckeye’s general partner to dissolve Buckeye, if approved by the holders of two-thirds of the outstanding LP units.

Upon a dissolution under clause (2) or (3), the holders of Buckeye LP units representing a Majority Interest may also elect, within specific time limitations, to reconstitute Buckeye and continue Buckeye’s business on the same terms and conditions described in the Buckeye partnership agreement by forming a new partnership on terms identical to those in the Buckeye partnership agreement and having as general partner a person approved by the holders of a majority of the outstanding LP units, subject to Buckeye’s receipt of an opinion of counsel to the effect that:

(1)         the action would not result in the loss of limited liability of any limited partner, and

(2)         neither Buckeye nor the reconstituted partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Liquidation and Distribution of Proceeds

Upon Buckeye’s dissolution, unless it is reconstituted and continued as a new partnership, the liquidator authorized to wind up Buckeye’s affairs will, acting with all of the powers of Buckeye’s general partner that the liquidator deems appropriate or necessary in its good faith judgment, liquidate Buckeye’s assets and apply and distribute the proceeds of the liquidation as described above in “—Cash Distribution Policy—Distributions of Cash Upon Liquidation.”

Withdrawal or Removal of the General Partner

Except as described below, Buckeye’s general partner has agreed not to withdraw voluntarily as a general partner prior to the later of December 23, 2011 and the date the ESOP Loan is paid in full. On or after the latter of such dates, the general partner of Buckeye may withdraw as general partner by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Buckeye partnership agreement.

Upon the withdrawal of Buckeye’s general partner under any circumstances, other than as a result of a transfer by Buckeye’s general partner of all or a part of its general partner interest in Buckeye, the holders of a majority of the outstanding LP units may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Buckeye will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding LP units agree in writing to continue Buckeye’s business and to appoint a successor general partner. Please read “—Termination and Dissolution” above.

Buckeye’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding LP units and Buckeye receives an opinion of counsel regarding limited liability and tax matters. Any removal of Buckeye’s general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding LP units.

If Buckeye’s general partner withdraws or is removed and a successor general partner is approved, the successor general partner is required to buy the GP units for a cash price equal to fair market value. The fair market value of the GP units includes the value of all the rights associated with being Buckeye’s general partner, including, without limitation, the general partner’s pro rata interest in Buckeye and the right to receive incentive distributions pursuant to the Incentive Compensation Agreement (which rights will terminate upon removal of the general partner). The fair market value of the general partner’s interest and the right to receive incentive distributions will be determined by agreement between Buckeye’s general partner and the successor general partner. If no agreement is reached, a firm of independent appraisers selected by Buckeye’s general partner and the successor general partner will determine the fair market value. Or, if Buckeye’s general partner and the successor general partner cannot agree upon a firm of independent appraisers, then a firm of independent appraisers chosen by agreement of the firms selected by each of them will determine the fair market value.

In addition, Buckeye is required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for Buckeye’s benefit.

Transfer of Buckeye’s General Partner Interests and Assignment of Incentive Compensation Agreement

Except for transfer by Buckeye’s general partner of all, but not less than all, of its general partner interests in Buckeye to another entity, or a transfer to an affiliate of Buckeye’s general partner, in each case where the transferee or transferees assume all of the rights and obligations of the general partner as general partner under the Buckeye partnership agreement or as part of the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person, Buckeye’s general partner may not transfer all or any part of its general partner interest in Buckeye without the approval of the holders of at least a majority of the outstanding LP units. As a condition of this transfer, Buckeye must receive an opinion of counsel regarding limited liability and tax matters.

At any time, the members of Buckeye’s general partner may sell or transfer all or part of their membership interests in Buckeye’s general partner without the approval of the Buckeye unitholders.

Buckeye GP LLC may assign the Incentive Compensation Agreement to an affiliate or a transferee of Buckeye’s general partner interest without the prior approval of Buckeye unitholders or the other parties to the Incentive Compensation Agreement; provided that the transferee is admitted as an additional or successor general partner in Buckeye. For so long as the Executive Employment Agreement between us and Services Company is in effect, Buckeye GP LLC may not assign the Incentive Compensation Agreement without the prior written consent of the Trustee of the Employee Stock Ownership Plan, or ESOP.

Call Right

If Buckeye’s general partner and its affiliates own more than 90% of the outstanding LP units, the general partner has the right to purchase all, but not less than all, of the LP units that remain outstanding and are held by persons other than the general partner and its affiliates.

Indemnification

The Buckeye partnership agreement, the agreements of limited partnership of the operating partnerships (the “Operating Partnership Agreements,” and together with the Buckeye partnership agreement, the “Partnership Agreements”) and the management agreements of the operating partnerships provide that Buckeye or the operating partnership, as the case may be, indemnify (to the extent permitted by applicable law) certain persons (each, an “Indemnitee”) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to Partnership Agreements or the property, business, affairs or management of Buckeye or any operating partnership. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include the general partner of the relevant operating partnership, any affiliates of such general partner, any person who is or was a director, officer, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Buckeye maintains a liability insurance policy on behalf of the Indemnitees.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the limited liability company agreement of the general partner of Buckeye provides for the indemnification of members, managers, partners, officers, directors, employees, agents, trustees and affiliates of the general partner and such persons who serve at the request of the general partner as members, managers, partners, officers, directors, employees, agents, trustees and affiliates of any other enterprise against certain liabilities under certain circumstances.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Buckeye GP Holdings L.P.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

The IRS has not ruled on all matters affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:  (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.”  Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof, including our allocable share of such income from Buckeye. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

The IRS has made no determination as to our status for federal income tax purposes. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to Buckeye’s status for federal income tax purposes. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

•       Except for Buckeye Gulf Coast Pipe Lines, L.P., neither we, Buckeye nor any of Buckeye’s operating entities has elected or will elect to be treated as a corporation;

•       For each taxable year, more than 90% of Buckeye’s gross income and our  gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•       Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by Buckeye or us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery(in which case, the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if Buckeye were taxable as a corporation in any taxable year, our share of Buckeye’s items of income, gain, loss and deduction would not be passed through to us and Buckeye would pay tax on its income at corporate rates. If we or Buckeye were taxable as corporations, losses recognized by Buckeye would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by Buckeye to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units (or our tax basis in our aggregate interest in Buckeye), or taxable capital gain, after the unitholder’s tax basis in his units (or our tax basis in our aggregate interest in Buckeye) is reduced to zero. Accordingly, taxation of either us or Buckeye as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we and Buckeye will be classified as partnerships for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of us will be treated as partners in us for federal income tax purposes. The following will also be treated as partners of Buckeye GP Holdings L.P.:

•       assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•       unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units

As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.   We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.   Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.”  To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units.   A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.   The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in Buckeye will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in Buckeye and will not be available to offset income from other passive activities or investments, including other investments, if any, in private businesses or other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as Buckeye, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Buckeye and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in Buckeye. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and Buckeye in a fully taxable transaction with an unrelated party.

The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitations on Interest Deductions.   The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.”  Investment interest expense includes:

•       interest on indebtedness properly allocable to property held for investment;

•       our interest expense attributed to portfolio income; and

•       the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity Level Collections.   If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.   In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Each time we issue units, such as at the time of an offering by us of common units, we are required for tax purposes to adjust the “book” basis of all assets held by us at that time to their fair market values at the time the new units are issued. Those assets subject to such book adjustments are referred to in this discussion as “Contributed Property.”  Treasury Regulations thereafter require that specified items of our income, gain, loss and deduction will be allocated to account for the difference between a partner’s “book” capital account, credited with such fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,”  As a result, allocations, to a unitholder purchasing common units from us in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of that offering. In the event thereafter, that we issue additional common units or engage in certain other transactions in the future additional Section 704(c) Allocations will be made to all holders of partnership interests, including purchasers of common units in all prior offerings, to account for the new layer of Book-Tax Disparity. Section 704(c) principles will not initially apply to a purchaser of units offered by our selling unitholders pursuant to this prospectus, but the adjustments that will be made with respect to the purchasing unitholder as a result of an election under Section 754 of the Internal Revenue Code will produce a similar result. Please read “—Section 754 Election.”

Items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•       his relative contributions to us;

•       the interests of all the partners in profits and losses;

•       the interest of all the partners in cash flow; and

•       the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.   A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

any cash distributions received by the unitholder as to those units would be fully taxable; and

all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.   Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.   In general, the highest effective United States federal income tax rate for individuals is currently 35.0%, and the maximum United States federal income tax rate for net capital gains of an individual where the asset disposed of was held for more than twelve months at the time of disposition, is scheduled to remain at 15.0% for years 2008 through 2010 and then increase to 20% beginning January 1, 2011.

Section 754 Election.   We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components:  (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we will generally adopt as to all of our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized book-tax disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized book-tax disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.”  A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”  The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built—in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built—in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by Buckeye to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.   We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.   The tax basis of our assets and Buckeye’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to those allowances are placed in service. We are not entitled to any amortization deductions with respect to any goodwill we own at the time of this offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or Buckeye dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or Buckeye owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.   The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and Buckeye’s assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss.   Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or Buckeye owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•       a short sale;

•       an offsetting notional principal contract; or

•       a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.   In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.”  However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.   A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder generally is also required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker, who will satisfy such requirements.

Constructive Termination.   We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination could result in an increase in the amount of taxable income to be allocated to our unitholders if our termination results in a termination of Buckeye. Although the amount of increase cannot be estimated because it depends upon numerous factors including the time of the termination, the amount could be material. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized book-tax disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”  To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Non-U.S. Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.”  In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, the IRS has taken the position that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder that is attributable to appreciated personal property. Moreover, a foreign unitholder is subject to federal income tax on gain realized on the sale or disposition of a unit to the extent that such gain is attributable to appreciated United States real property interests; however, a foreign unitholder will not be subject to federal income tax under this rule unless such foreign unitholder has owned more than 5% in value of our units during the five-year period ending on the date of the sale or disposition, provided the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.   We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.   Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•       the name, address and taxpayer identification number of the beneficial owner and the nominee;

•       whether the beneficial owner is:

(1)   a person that is not a United States person;

(2)          a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)   a tax-exempt entity;

•       the amount and description of units held, acquired or transferred for the beneficial owner; and

•       specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished by us.

Accuracy Related Penalties.   An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

for which there is, or was, “substantial authority”; or

as to which there is a reasonable basis and the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an “understatement” of income for which no “substantial authority” exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.   If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or Buckeye do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or Buckeye currently own property or may be deemed to do business in California, Connecticut, Colorado, Florida, Illinois, Indiana, Kansas, Louisiana, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Texas and Wisconsin. Most of these states, except Florida, Nevada and Texas, currently impose a personal income tax, and most of the states also impose an income tax on corporations and other entities. We or Buckeye may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity Level Collections.”  Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

The following table sets forth certain information regarding the selling unitholders’ beneficial ownership of our common units as of September 20, 2007. The information presented below is based solely on our review of the Schedule 13D Statement of Beneficial Ownership filed by such person with the SEC or information otherwise provided by the selling unitholders.

Name of Selling Security Holder	Number of Common Units Owned as of the Date Hereof	Percentage of Common Units Owned as of the Date Hereof(2)	Number of Common Units That May Be Sold	Number of Common Units to Be Owned Following Offering(3)
BGH GP Holdings, LLC(1)	17,510,907	61.88%	17,510,907	0
MainLine Management LLC(4)	2,830	0.01%	2,830
Stephen C. Muther(5)	50,000	0.18%	50,000	0
Brian K. Jury(6)	25,000	0.09%	25,000	0
Eric A. Gustafson(7)	45,000	0.16%	45,000	0
Robert B. Wallace (8)	11,263	0.04%	11,263	0
Robert A. Malecky(1)(9)	45,000	0.16%	45,000	0
Vance E. Powers(1)(10)	10,000	0.04%	10,000	0
Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, Susan Martinelli and William Shea, Jr., Trustees F/B/O Susan Martinelli Shea(11)	100,000	0.35%	100,000	0
Total	17,800,000	62.90%	17,800,000	0

(1)          Numbers and percentages include management units, which are convertible into common units on a one-for-one basis at the election of the holder.

(2)          Calculated based upon 27,769,647 common units outstanding on the date hereof and assumes that the 530,353 management units are all converted into common units.

(3)          Because the selling unitholders may sell all, a portion or none of the common units registered hereby, we cannot estimate the number or percentage of common units that the selling unitholders will hold upon completion of the offering. Accordingly, the information presented in this table assumes that the selling unitholders will sell all of their common units registered pursuant hereto.

(4)          MainLine Management is our general partner.

(5)          Mr. Muther has been the Executive Vice President, Administration and Legal Affairs of Buckeye GP and MainLine Management since February 1, 2007. Mr. Muther had been the Senior Vice President, Administration, General Counsel and Secretary of Buckeye GP for at least three years prior to February 1, 2007 and of MainLine Management since May 4, 2004.

(6)          Mr. Jury is the Vice President, Field Operations of Buckeye Pipe Line Services Company, a position he has held for at least the last three years.

(7)          Mr. Gustafson has served as the Senior Vice President, Operations and Technology of Buckeye GP and MainLine Management since January  1, 2005 and July 27 , 2007, respectively. For at least three years prior to January 1, 2005, Mr. Gustafson served as the Vice President, Transportation and Technology of Buckeye Pipe Line Services Company.

(8)          Mr. Wallace was the Senior Vice President, Finance and Chief Financial Officer of MainLine Management and Buckeye GP from September 1, 2004 until July 27, 2007.

(9)          Mr. Malecky is the Vice President of Marketing of Buckeye Pipe Line Services Company, a position he has held for at least the last three years.

(10) Mr. Powers is the Acting Chief Financial Officer of Buckeye GP and MainLine Management, a position he has held since July 27, 2007. For at least three years prior to July 27, 2007, Mr. Powers served as the Vice President, Finance and Controller of Buckeye Pipe Line Services Company.

(11)          Mr. Shea is a trustee of the Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, Susan Martinelli and William Shea, Jr., Trustees F/B/O Susan Martinelli Shea. Mr. Shea was the Chairman of the Board and President and Chief Executive Officer and a director of MainLine Management from May 4, 2004 until June 25, 2007. He also served as a director of Buckeye GP. From September 2000 until June 25, 2007, Mr. Shea was the President and Chief Executive Officer of Buckeye GP.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of their common units. Distributions of the common units by the selling unitholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such selling unitholder or other person, or through underwriters, dealers or agents or on any exchange on which the units may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common units may be sold include:

•       a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•       exchange distributions and/or secondary distributions;

•       sales in the over-the-counter market;

•       underwritten transactions;

•       short sales;

•       broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per unit;

•       ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•       privately negotiated transactions;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

Such transactions may be effected by the selling unitholders at market prices prevailing at the time of sale or at negotiated prices. The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the units against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may sell common units short and deliver them to close out the short positions, or loan or pledge the common units to broker-dealers that in turn may sell them.

The selling unitholders and any underwriters, broker-dealers or agents who participate in the distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling unitholders are deemed to be an underwriter, the selling unitholders may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934, or the Exchange Act.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Buckeye GP Holdings L.P. appearing in Buckeye GP Holdings L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006 included therein, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” as of December 31, 2006) thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our website is located at http://www.buckeyegpholdings.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our website as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our website or any other web site, other than those expressly incorporated by reference herein, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•       our Annual Report on Form 10-K for the year ended December 31, 2006;

•       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•       our current reports on Form 8-K filed on January 26, 2007 (excluding Exhibit 99.1 thereto), April 5, 2007 (excluding Exhibit 99.1 thereto), April 27, 2007 (excluding Exhibit 99.1 thereto), June 27, 2007 (excluding Exhibit 99.1 thereto), July 20, 2007, July 23, 2007, July 24, 2007 (excluding Exhibit 99.1 thereto), July 27, 2007 (excluding Exhibit 99.1 thereto) and July 27, 2007; and

•       the description of our common units contained in our registration statement on Form 8-A filed on July 31, 2006, and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Buckeye GP Holdings L.P.
Five TEK Park
9999 Hamilton Blvd.
Breinigsville, Pennsylvania  18031
(610) 904-4000
Attention:  Stephen Muther,
Executive Vice President, Administration and Legal Affairs

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this registration statement of which this prospectus is a part. We will bear all of these expenses.

SEC registration fee	$16,400
Printing and engraving expenses*	5,000
Legal fees and expenses	60,000
Accountants’ fees and expenses	25,000
Miscellaneous costs*	1,000
Total	$107,400

*                    Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.                 Indemnification of Officers and Directors.

Buckeye GP Holdings L.P.

As provided in our partnership agreement, which is incorporated herein by reference, we will generally indemnify our general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 16.                 Exhibits

(a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

(b)   Financial Statement Schedules.

Not applicable.

Item 17.                 Undertakings

a.                  The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(l)(i), a(l)(ii) and a(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

b.                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such  issue.

d.                 The undersigned registrant hereby undertakes:

(1)         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Breinigsville, State of Pennsylvania, on the 20th day of September, 2007.

BUCKEYE GP HOLDINGS L.P.
By:	MainLine Management LLC,
its general partner
By:	/s/ FORREST E. WYLIE
	Name:	Forrest E. Wylie
	Title:	President and Chief Executive Officer

Each person whose signature appears below appoints Forrest E. Wylie and Stephen C. Muther, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/ FORREST E. WYLIE	President, Chief Executive Officer	September 20, 2007
Forrest E. Wylie	and Chairman of the Board
/s/ VANCE E. POWERS	Acting Chief Financial Officer	September 20, 2007
Vance E. Powers	and Chief Accounting Officer
/s/ CHRISTOPHER L. COLLINS	Director	September 20, 2007
Christopher L. Collins
/s/ W. BARNES HAUPTFUHRER	Director	September 20, 2007
W. Barnes Hauptfuhrer

/s/ JOSEPH A. LASALA, JR.	Director	September 20, 2007
Joseph A. LaSala, Jr.
/s/ FRANK J. LOVERRO	Director	September 20, 2007
Frank J. Loverro
/s/ DANIEL R. REVERS	Director	September 20, 2007
Daniel R. Revers
/s/ FRANK S. SOWINSKI	Director	September 20, 2007
Frank S. Sowinski
/s/ ROBB E. TURNER	Director	September 20, 2007
Robb E. Turner

EXHIBIT INDEX

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.
4.1		Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P. dated as of August 9, 2006 (filed as Exhibit 3.1 to Form 8-K filed August 14, 2006).
4.2

Form of Specimen Certificate Evidencing Units Representing Limited Partnership Interests in Buckeye GP Holdings L.P. (Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1/A filed August 3, 2006, File No. 333-133433).

5.1	*	Opinion of Vinson & Elkins L.L.P. regarding the legality of the common units.
8.1	*	Opinion of Vinson & Elkins L.L.P. regarding tax matters.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.3	*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
24.1	*	Powers of Attorney (contained on signature pages).

*                    Filed herewith

**             If an underwriting agreement is entered into by the registrant for any distribution, it will be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.